UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 12, 2008
SUNAIR SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
595 South Federal Highway
Suite 500
Boca Raton, FL 33432
(Address of Principal Executive Office) (Zip Code)
(561) 208-7400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement
     On February 12, 2008, Sunair Services Corporation (the “Company”) entered into a second amendment (“Second Amendment’) dated February 12, 2008 to its credit agreement dated as of June 7, 2005 (as amended, the “Credit Agreement”), among the Company, each of the domestic subsidiaries of the Company, the several lenders from time to time parties thereto, and Wachovia Bank, National Association as administrative agent for the lenders.
     Among other items, the Second Amendment to the Credit Agreement extended the maturity date of the Credit Agreement to January 7, 2009 from October 1, 2008 and reduced the maximum capacity under the Credit Agreement from $16.0 million to $13.5 million as of February 12, 2008, to $12.75 million as of June 30, 2008 and to $11.75 million as of September 30, 2008. The Second Amendment also modified the financial covenants relating to consolidated EBITDA, the leverage ratio and the fixed coverage charge ratio, which amendments will be effective as of December 31, 2007 and amended the definitions of “Applicable Percentage,” “Consolidated EBITDA” and “Funded Debt,” as such terms are defined in the Credit Agreement.
     The description of the Second Amendment to the Credit Agreement set forth above is qualified in its entirety by reference to the actual terms of the Second Amendment to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits.

Exhibit	Description

10.1
Second Amendment to the Credit Agreement dated as of February 12, 2008 by and among Sunair Services Corporation, its domestic subsidiaries from time to time parties thereto, the lenders parties thereto and Wachovia Bank, National Association as administrative agent for the lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR SERVICES CORPORATION
Date: February 14, 2008	By:	/s/ JOHN J. HAYES
John J. Hayes
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Second Amendment to the Credit Agreement dated as of February 12, 2008 by and among Sunair Services Corporation, its domestic subsidiaries from time to time parties thereto, the lenders parties thereto and Wachovia Bank, National Association as administrative agent for the lenders